Exhibit 10.9

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of June 18, 2013, is made and entered into by and among Silver Eagle Acquisition Corp. (f/k/a Global Eagle Acquisition Corp. II), a Delaware corporation (the “Company”), Global Eagle Acquisition LLC, a Delaware limited liability company (the “Sponsor”), and Dennis Miller (“Miller”). Each of the Sponsor and Miller are referred to herein collectively as the “Holders”.

WHEREAS, the Sponsor owns 9,500,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) and Miller owns 500,000 shares of Common Stock;

WHEREAS, the Company initially contemplated conducting an initial public offering of 40,000,000 units;

WHEREAS, the Company has determined to decrease the contemplated size of such initial public offering of units from 40,000,000 units to 25,000,000 units; and

WHEREAS, as a consequence of such reduction, the Holders wish to return to the Company for cancellation 2,812,500 shares of Common Stock, such that the Holders will in the aggregate beneficially own 20.0% of the outstanding shares of Common Stock following the consummation of the Company’s initial public offering of units.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1 Assignment of Shares. The Sponsor hereby assigns and surrenders to the Company for cancellation 2,671,875 shares of Common Stock. After giving effect to the cancellation of such shares of Common Stock, the Sponsor acknowledges that it holds 6,828,125 shares of Common Stock. Miller hereby assigns and surrenders to the Company for cancellation 140,625 shares of Common Stock. After giving effect to the cancellation of such shares of Common Stock, Miller acknowledges that he holds 359,375 shares of Common Stock.

Section 2 No Conflicts. Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will, with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 3 Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SILVER EAGLE ACQUISITION CORP.

By:	/s/ James A. Graf
Name: James A. Graf
Title: Vice President, Chief Financial
Officer, Treasurer and Secretary

GLOBAL EAGLE ACQUISITION LLC

By:	/s/ James A. Graf
Name: James A. Graf
Title: Vice President, Chief Financial
Officer, Treasurer and Secretary

/s/ Dennis Miller
Dennis Miller